Exhibit 99.1

For more information contact
Media:
John Sousa
Phone 713.619.5143
Investors:
Phillip Holder
Phone 713.207.6500

CenterPoint Energy Appoints New Board Member
Wendy Montoya Cloonan

Houston – Feb. 19, 2021 – CenterPoint Energy, Inc. (NYSE: CNP) today announced the appointment of Wendy Montoya Cloonan, an accomplished attorney and civic and community leader, to its Board of Directors, effective today.

Wendy is an experienced attorney having recently started her own law firm specializing in public finance and public law. She practiced in the fields of public finance and public law for over a decade having started her legal career at Vinson & Elkins LLP. Wendy also worked at the Houston Endowment where she served as Senior Program Officer in Education and Director of Legal until she founded her own practice.

Wendy was appointed a Commissioner of the Port of Houston Authority by the Harris County Commissioners Court in June 2019. In this capacity, she works with her fellow commissioners to set Port policies and guide executive leadership to ensure the Port continues to lead as an economic engine for the region, Texas and the nation. Wendy chairs the Port’s Procurement and Small Business Task Force and serves on the Port’s Community Relations Committee and Compensation Committee.

“Drawing upon her outstanding experience, especially in legal, finance and civic and community affairs, I am confident that Wendy will provide invaluable perspectives and insights that will further strengthen CenterPoint Energy’s Board of Directors,” said Executive Chairman of the Board Milton Carroll. “Wendy is a recognized leader in our city, state and region whose collaborative and inclusive approach during her career will be instrumental to our company as we execute our new long-term growth strategy.”

Wendy said, “As a native Houstonian, I appreciate the critical role CenterPoint Energy plays in our community, and I am honored to join the Board of Directors at this important time in the company’s long, proud history. I look forward to working with my fellow directors and the leadership team as CenterPoint Energy continues to grow its utilities and strives to maximize the advantages of this growth for its customers, shareholders and communities.”

A product of Houston’s public schools from elementary to high school, Wendy earned a Bachelor of Arts degree from Yale University, a Master in Public Policy from the John F. Kennedy School of Government at Harvard University, and a Doctor of Jurisprudence with Honors from The University of Texas School of Law.
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Wendy has been active in various community and civic organizations throughout her career. She currently serves as Secretary of the Board of Directors of the Houston Downtown Management District. Wendy’s previous community involvement has included leadership roles with the Hispanic Bar Association and United Way.

About CenterPoint Energy
As the only investor-owned electric and gas utility based in Texas, CenterPoint Energy, Inc. (NYSE: CNP) is an energy delivery company with electric transmission and distribution, power generation and natural gas distribution operations that serve more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. As of September 30, 2020, the company owned approximately $33 billion in assets and also owned 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 9,600 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

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